Exhibit 99.1

NEWS

FOR RELEASE AUGUST 22, 2016

Media contact: Brent Wilder, (brent.wilder@huntington.com) 614.480.5875
Investor Relations contact: Mark Muth, (mark.muth@huntington.com) 614.480.4720

HUNTINGTON BANCSHARES NAMES NANCY MALONEY AS CONTROLLER

Banking, regulatory and Basel standards veteran brings deep accounting expertise

COLUMBUS, Ohio - Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today announced that Nancy E. Maloney is joining the company in September, and will assume the role of Executive Vice President, Controller following Huntington’s filing of its third-quarter Report on Form 10-Q. Current Huntington Controller David Anderson has announced his intention to retire.

Maloney joins Huntington from BMO Financial Group, where she served as U.S. controller and chief accountant. She will report to Chief Financial Officer Howell D. “Mac” McCullough.

“Nancy brings a strong combination of public and private sector experience that will well serve Huntington as we continue to grow,” said Stephen D. Steinour, chairman, CEO and president of Huntington. “We wish Dave well in his retirement and thank him for his years of exceptional service with the company.”

“Nancy is a distinguished controller with significant talent in both domestic and global accounting environments,” said McCullough. “I am very pleased she is coming on board to steer our financial reporting, accounting policies, and controls, and look forward to leveraging her skill as an industry-leading regulatory guidance and Basel expert. She will be an outstanding complement to Huntington’s established finance team.”

Prior to joining BMO Financial Group, Maloney worked in roles of increasing responsibility for American Express, including vice president, head of global banking project management; vice president, regulatory reporting-Basel II implementation; and, vice president, accounting policy and business advisory controller. Before that, she worked in the public sector as accounting policy and financial reporting director for Freddie Mac and as a staff accountant with the Securities and Exchange Commission’s division of corporation finance. Maloney began her career with Deloitte where she ultimately served as an audit manager. She holds her bachelor’s in business administration-accounting from Villanova University.

“This is an exciting time to join Huntington as the company continues its track record of steady growth,” Maloney said. “I am honored to join an institution known for its commitment to integrity and transparency and look forward to upholding its reputation.”
About Huntington
Huntington Bancshares Incorporated is an approximately $100 billion asset regional bank holding company headquartered in Columbus, Ohio, with a network of nearly 1,000 branches and nearly 2,000 ATMs across eight Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.

###